Term Sheet No. 100 Dated September 14, 2010 to Registration Statement Nos. 333-162193 and 333-162193-01 (To Prospectus Supplement Dated April 2, 2010 and Prospectus Dated April 2, 2010) Rule 433

THE ROYAL BANK OF SCOTLAND N.V. Fixed to Floating Rate Notes
Issuer:	The Royal Bank of Scotland N.V.	Proposed Trade Date:	September 27, 2010
Lead Agent:	RBS Securities Inc.	Proposed Settlement Date:	September 30, 2010
Issue Price:	100%	Maturity Date:	September 28, 2018
CUSIP:	78009KMG4	ISIN:	US78009KMG49
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:	Fixed to Floating Rate Notes due September 28, 2018.
Payment at Maturity:
100% of the principal amount, plus accrued and unpaid interest, if any.  Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Interest Rate:
For the first 8 quarterly interest payment periods from the Settlement Date, the applicable Interest Rate will be the fixed Initial Interest Rate.  Thereafter, the Interest Rate will adjust quarterly on each applicable Interest Reset Date to the Floating Interest Rate.

Floating Interest Rate:
Reference Rate + 1.05% = Floating Interest Rate
In no case will the Floating Interest Rate for any quarterly Interest Payment Period be greater than the Maximum Interest Rate or less than the Minimum Interest Rate.

Initial Interest Rate:	5.00% per annum
Maximum Interest Rate:	6.00% per annum
Minimum Interest Rate:	2.00% per annum
Interest Payment:
For each $1,000 principal amount of notes, the interest payment will be calculated for each quarterly interest payment period as follows:
$1,000 × interest rate × 90
360
For the first 8 quarterly interest payment periods the interest rate will be the Initial Interest Rate.  Thereafter the interest rate will adjust quarterly and be equal to the Floating Interest Rate.  Interest will be paid in arrears.

Reference Rate:
The Reference Rate is 3 month USD-LIBOR-BBA. 3 month USD-LIBOR-BBA for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is (2) London Banking Days preceding the relevant Interest Reset Date. The applicable Floating Day Count Fraction is 30/360.

Interest Payment Dates:
The last day of December, March, June and September, beginning December 31, 2010 to and including the Maturity Date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day but no interest will accrue from and after the scheduled Interest Payment Date.

Interest Payment Periods:
Quarterly commencing on and including the Settlement Date of the Notes and ending on but excluding the first Interest Payment Date, and each successive quarterly period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, provided that interest will be paid to and including the Maturity Date.

Interest Reset Dates:
The first day of each Interest Payment Period, commencing in the Interest Payment Period commencing one year following the Settlement Date of the Notes, provided that if an Interest Reset Date is not a business day, it will be postponed to the next succeeding business day.

Interest Determination Dates:	2 London Banking Days prior to each Interest Reset Date.
	Price to Public	Agent’s Commission1	Proceeds to Issuer
Per Security	$1,000	$22.50	$977.50
Total	$	$	$
1 For additional information see “Plan of Distribution (Conflicts of Interest)” in this Term Sheet.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.
Investing in the Securities involves a number of risks.  See “Risk Factors” beginning on page 7 of this Term Sheet.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Term Sheet or the accompanying Prospectus Supplement or Prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities.  To the extent the full aggregate face amount of the Securities being offered by this Term Sheet is not purchased by investors in the offering, one or more of our affiliates may agree to purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes.  See “Holdings of the Securities by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Term Sheet.  This Term Sheet and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

PRICE:  $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

ADDITIONAL TERMS SPECIFIC TO THE NOTES:

Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Term Sheet relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, related to this offering that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Notes.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request by calling toll free (866) 747-4332.

You should read this Term Sheet together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part.  This Term Sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this term sheet, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

•	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878. As used in this Term Sheet, the “Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V. ; “Holdings” refers to RBS Holdings N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Notes and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

SUMMARY

The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in the accompanying Prospectus and Prospectus Supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page 8 of this Term Sheet.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are senior notes issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V. The Notes have a term of 8 years.  The Notes are fixed to floating rate debt securities paying a fixed interest rate for the first two years followed by a variable interest rate linked to quarterly changes in 3 month USD-LIBOR-BBA, which we refer to as the Reference Rate.  3 month USD-LIBOR-BBA, which we refer to as 3 month LIBOR, for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is 2 London Banking Days preceding the relevant Interest Reset Date.

What will I receive at maturity of the Notes?

At maturity, you will receive, for each $1,000 principal amount of Notes, a cash payment equal to $1,000, plus accrued and unpaid interest (if any).  Any payment on the Notes is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

What interest payments can I expect on the Notes?

For the first 8 quarterly interest payment periods, the interest rate is fixed at the initial interest rate of 5.00% per annum.  Thereafter, the interest rate will be reset quarterly to the floating interest rate.  The floating interest rate will be equal to:

reference rate + 1.05%

      Where, the reference rate is 3 month LIBOR.

The floating interest rate will always be positive but will never be greater than the maximum interest rate of 6.00%, regardless of how much the reference rate may increase and will never be less than the minimum interest rate of 2.00% regardless of how much the reference rate may decrease.

Interest will be paid quarterly on the last calendar day of December, March, June and September, beginning on December 31, 2010 and ending on the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day but no interest will accrue from and after the scheduled interest payment date until the date on which interest is paid.  Interest payable on any interest payment date is payable in arrears.

How is the interest rate calculated?

With respect to the first 8 quarterly interest payment periods, the interest rate will be equal to the fixed initial interest rate of 5.00% per annum.  Thereafter, for all other interest payment periods, the floating interest rate will be calculated as follows:

reference rate + 1.05%

      Where, the reference rate is 3 month LIBOR.  The reference rate is determined 2 London Banking Days before the applicable interest reset date for a period commencing on the applicable interest reset date.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

In no case, however, will the interest rate for any quarterly interest payment period be greater than the maximum interest rate of 6.00% or less than the minimum interest rate of 2.00%.

Can you give me an example of the payment at maturity?

We have provided examples of hypothetical interest rates payable on the Notes based on the historical levels of 3 month LIBOR in the section entitled “Historical Information; Interest Rates Based on the Historical Reference Rate and Hypothetical Reference Rate” below.

Do I get all my principal back at maturity?

Subject to the creditworthiness of The Royal Bank of Scotland N.V. as the issuer of the Notes and RBS Holdings N.V. as the guarantor of the issuer’s obligations under the Notes, you will receive at maturity $1,000 per $1,000 principal amount of Notes.  However, if you sell the Notes prior to maturity, you will receive the market price for the Notes, which may or may not include any return of principal.  There may be little or no secondary market for the Notes. Accordingly, you should be willing to hold your Notes until maturity.

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for the Notes?

The Notes will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited or non-existent.  You should be willing to hold your Notes until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Notes from time to time in off-exchange transactions.  If our affiliate does make such a market in the Notes, it may stop doing so at any time.

In connection with any secondary market activity in the Notes, our affiliate may post indicative prices for the Notes on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time.  Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.  Investors should contact their brokerage firm for further information.

In addition, the issue price of the Notes includes the selling agents’ commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions.  The fact that the issue price of the Notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Notes.  See “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds.”

What is the tax treatment of the Notes?

The Notes will be treated as issued with Original Issue Discount for U.S. Federal income tax purposes.

You should review the section in this Term Sheet entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax adviser regarding the tax treatment of the Notes and whether a purchase of the Notes is advisable in light of the tax treatment and your particular situation.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

What is 3 month LIBOR and how has it performed historically?

3 month LIBOR is the interest rate at which a panel of banks in the City of London borrow U.S. dollar funds from one another for a period of 3 months.  The acronym USD LIBOR BBA refers to the U.S. Dollar London Inter-Bank Offered

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

Rate British Bankers Association.  The rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time on the date such rate is to be determined.  If the rate does not appear on Reuters Screen LIBOR01 Page on the date such rate is to be determined, the Calculation Agent will use another method of determining such rate as described below under “Description of Notes — USD-LIBOR-Reference Banks.”

We have provided below under “Information Regarding 3 month USD LIBOR BBA” additional information on 3 month LIBOR and a sampling of the historical levels of 3 month LIBOR.  Historical levels of 3 month LIBOR, however, are not indicative of future levels of 3 month LIBOR.

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V. RBSSI will act as calculation agent for the Notes, and is acting as agent for this offering. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. See “Risk Factors — Potential Conflicts of Interest between Holders of Notes and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest).”

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holdings N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holdings N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Securities referred to herein, and the name changes do not affect any of the terms of the Securities.  The Securities will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Securities.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

Who will determine the floating interest rate per annum for each interest payment period?

We have appointed our affiliate RBSSI to act as Calculation Agent for the Notes.  As Calculation Agent, RBSSI will determine 3 month LIBOR on each interest determination date and calculate the applicable interest payment for each interest payment period.

Who invests in the Notes?

The Notes are not suitable for all investors.  The Notes might be considered by investors who:

•
prefer an investment that returns the principal amount at maturity, subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer of the Notes, and Holdings, as the guarantor of the issuer’s obligations under the Notes;

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

•
are willing to accept the risk that a decrease in 3 month LIBOR may result in an interest rate which is below the market interest rate for fixed rate securities with a comparable credit rating and maturity; and

•	are willing to hold the Notes until maturity.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks.  We have described the most significant risks relating to the Notes under the heading “Risk Factors” in this Term Sheet which you should read before making an investment in the Notes.  Some selected risk considerations include:

•
Credit Risk.  Because you are purchasing a security from us, you are assuming our credit risk.  In addition, because the Notes are fully and unconditionally guaranteed by Holdings, you are assuming the credit risk of Holdings in the event that we fail to make any payment required by the terms of the Notes.

•
Interest Rate Risk.  For each interest payment period, the amount of interest you will receive will vary based on then current 3 month LIBOR as determined on the Interest Determination Date.  If 3 month LIBOR falls, this may result in an interest rate which is below the market interest rate for fixed rate securities with a comparable credit rating and maturity.  In no event will the interest rate exceed the maximum interest rate regardless of how high 3 month LIBOR may rise or be less than the minimum interest rate regardless of how low 3 month LIBOR may fall.

•
Liquidity Risk.  We do not intend to list the Notes on any securities exchange.  It is not possible to predict whether the Notes will trade in the secondary markets.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing for the Notes may be limited.  The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.  Since the issue price includes the agents’ commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes, the secondary market prices of the Notes is expected to be adversely affected.

What if I have more questions?

You should read “Description of Notes” in the accompanying Prospectus Supplement for a detailed description of the terms of the Notes.  The Royal Bank of Scotland N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents RBS N.V. has filed with the SEC for more complete information about RBS and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

RISK FACTORS

You should carefully consider the risks of the Notes to which this Term Sheet relates and whether these Notes are suited to your particular circumstances before deciding to purchase them. It is important that prior to investing in these Notes you read the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Notes.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Because the Notes are Floating Rate Notes, You May Receive a Lesser Amount of Interest in the Future

After the first two years, the interest rate on the Notes will float because the interest rate is calculated based on 3 month LIBOR that is likely to vary, perhaps by a substantial amount, over the term of the Notes.  As a result you are assuming significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, the interest rate on your Note will decrease. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

The Floating Rate Notes are Subject to a Maximum Interest Rate, so Your Return will be Limited

Interest payments on the Notes are subject to a Maximum Interest Rate.  As a result, you will not benefit from any increase in the Reference Rate that results in a per annum interest rate that is greater than the specified Maximum Interest Rate, and the yield on the Notes may be less than the yield on a comparable security based on the Reference Rate that is not subject to a Maximum Interest Rate.

Credit Risk

The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company. As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment. Any obligations or Notes sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits.  In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other governmental agency.

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent. The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.  If you sell your Notes prior to maturity, in the secondary market, if any, you will receive the market price for the Notes, which may or may not include any return of principal.  Accordingly, you should be willing to hold your Notes until maturity.

       It is important to note that many factors will contribute to the secondary market value of the Notes, and you may not receive your full principal back if the Notes are sold prior to maturity. Such factors include, but are not limited to, time to maturity, volatility and interest rates.

In addition, the price, if any, at which our affiliate or another party is willing to purchase Notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Notes, as well as the cost of hedging our obligations under the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

Market Price of the Notes Influenced by Many Unpredictable Factors

The market price of the Notes may move up and down between the date you purchase them and the maturity date.

Several factors, many of which are beyond our control, will influence the market price of the Notes, including:

•	interest and yield rates in the market, including the level and volatility of 3 month LIBOR;

•	economic, financial, political and regulatory or judicial events that affect the financial markets generally and which may affect 3 month LIBOR and/or the Notes;

•	monetary policy, which can affect interest rate levels;

•	the time remaining to the maturity of the Notes; and

•
the creditworthiness of RBS N.V. as issuer of the Notes and Holdings as the guarantor of RBS N.V.’s obligations under the Notes.  Any person who purchases the Notes is relying upon the creditworthiness of RBS N.V. and Holdings and has no rights against any other person.  The Notes constitute the general, unsecured and unsubordinated contractual obligations of RBS N.V. and Holdings.

Some or all of these factors will influence the price that you will receive if you sell your Notes in the secondary market, if any, prior to maturity.  Thus, if you sell your Notes before maturity you may not receive back your entire principal amount.

After the First 8 Quarterly Interest Payment Periods, the Rate of Interest Payable on the Notes Is Variable

The level of the Reference Rate may decrease or remain unchanged during periods of little or no interest rate markets volatility. In such a case, the interest rate on your Notes during any interest payment period after the first 8 quarterly interest payment periods may only be equal to the minimum interest rate. In periods with limited volatility, the interest rate on the Notes may be less than the interest rate payable on a conventional security that we issue with a comparable maturity date.

The Amount Of Interest Payable On The Notes In Any Quarter Is Capped

The interest rate on the Notes will be capped at the maximum interest rate of 6.00%.  Accordingly, no matter how much the Reference Rate may rise, you will never receive a rate of interest on the Notes greater than the maximum interest rate.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

       Assuming no change in market conditions or any other relevant factors, the price, if any, at which selling agents are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price of the Notes, since the issue price included, and secondary market transactions are likely to exclude, commissions paid with respect to the Notes, as well as the profit component included in the cost of hedging our obligations under the Notes.  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

Potential Conflicts of Interest; No Security Interest in Securities or Other Financial Instruments Held by Us

We and our affiliates may carry out hedging activities that minimize our risks related to the Notes, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to the Reference Rate or other interest rates.  Through our affiliates, we may modify our hedge position during the term of the Notes by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that we have not or will not affect such interest

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

payments or price as a result of our hedging or trading activities and it is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes may decline.

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates.  Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings creditors generally and will not be available specifically for the benefit of the holders of the Notes.

Potential Conflicts of Interest Between Holders of the Notes and the Calculation Agent

We and our affiliates play a variety of roles in connection with the issuance of the Notes, including our affiliate RBSSI acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  We and our affiliates may carry out hedging activities that minimize our risks related to the Notes, including trading in instruments linked to the Reference Rate or other interest rates. In particular, on or prior to  the date of the relevant Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Notes by taking positions in bonds and/or other instruments linked to the Reference Rate that we deemed appropriate in connection with such hedging.

Holdings of the Notes by Our Affiliates and Future Sales

Certain of our affiliates may purchase for investment the portion of the Notes that has not been purchased by investors in a particular offering of Notes, which initially they intend to hold for investment purposes. As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Notes.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Notes that they had been holding for investment purposes at the same time that you attempt to sell your Notes, which could depress the price, if any, at which you can sell your Notes.  Moreover, the liquidity of the market for the Notes, if any, could be substantially reduced as a result of our affiliates holding the Notes. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

INFORMATION REGARDING 3 MONTH USD-LIBOR-BBA

General

LIBOR stands for London Interbank Offered Rate. LIBOR is a commonly used reference rate of interest.  3 month USD-LIBOR-BBA is the rate of interest which banks in London charge each other for loans for a period of three months.  To calculate LIBOR, the British Banker’s Association (BBA), surveys a variety of banks that reflect the general market. The BBA then surveys the different banks’ interbank interest rate quotes. These quotes are made available to the public.

The top and bottom quartile of the quotes are discarded, and the remaining interest rate quotes are averaged to form the daily LIBOR. LIBOR is calculated daily at 11:00 am London time or 6:00 am eastern time. Because LIBOR is an average of quotes and only calculated daily, the actual rates used between banks may fluctuate from the specific LIBOR rate. However, LIBOR provides a good approximation of the actual rates being used. This approximation is normally more accurate for short-term LIBOR rates and less accurate for long-term LIBOR rates.

LIBOR fluctuates with market conditions.

While LIBOR is published in The Wall Street Journal, for purposes of the Notes we use 3 month LIBOR which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is 2 London Banking Days preceding the relevant Interest Reset Date.

Historical Information

Provided below are historical levels of 3 month LIBOR as reported on Bloomberg for the period from January 2005 to September 13, 2010.  Also provided below are the hypothetical interest rates for the period from January 2005 to September 13, 2010 that would have resulted from the historical levels of 3 month LIBOR presented below.  We obtained the historical information included below from Bloomberg Financial Markets without independent verification and we believe such information to be accurate.

The historical levels of 3 month LIBOR should not be taken as an indication of future levels of 3 month LIBOR.  No assurance can be given as to the level of 3 month LIBOR for any future time.  The hypothetical interest rates that follow are intended to illustrate the effect of general trends in 3 month LIBOR on the interest rate payable to you on the Notes.  However, 3 month LIBOR may not increase or decrease over the term of the Notes in accordance with any of the trends depicted by the historical information in the table below.  Moreover, the size and frequency of any fluctuations in 3 month LIBOR over the term of the Notes may be significantly different from those indicated in the table.  As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the Notes.  You cannot predict the future performance of the Notes or of 3 month LIBOR based on the historical levels of 3 month LIBOR.  Neither we nor Holdings can guarantee that the level of 3 month LIBOR will increase so that you will receive a higher interest rate for any interest payment period over the term of the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

Historical levels of 3 month LIBOR at month end

	2005	2006	2007	2008	2009	2010

January	2.75	4.68	5.36	3.11188	1.18438	0.24906
February	2.92	4.8225	5.34813	3.0575	1.26438	0.25169
March	3.12	5.00	5.35	2.68813	1.19188	0.2915
April	3.21	5.13	5.355	2.85	1.01625	0.34656
May	3.3375	5.23813	5.36	2.68063	0.65625	0.53625
June	3.51625	5.48063	5.36	2.78313	0.595	0.53394
July	3.70	5.46563	5.35866	2.79125	0.47938	0.45375
August	3.87	5.3975	5.62125	2.81063	0.3475	0.29563
September	4.065	5.37	5.22875	4.0525	0.28688	0.29219*
October	4.26	5.37063	4.89375	3.02625	0.28063
November	4.42	5.37	5.13125	2.21688	0.25656
December	4.53625	5.36	4.7025	1.425	0.25063

 *Through September 13, 2010

(a)	Data for all interest payment periods has been obtained from Bloomberg L.P. We have obtained all data without independent verification.

Floating Interest Rate that would have been paid based on historical 3 month LIBOR, subject to 6.00% Maximum Interest Rate and 2.00% Minimum Interest Rate.

	2005	2006	2007	2008	2009	2010

January	2.7605	4.6905	5.3705	3.12238	2.00	2.00
February	2.9305	4.833	5.35863	3.068	2.00	2.00
March	3.1305	5.0105	5.3605	2.69863	2.00	2.00
April	3.2205	5.1405	5.3655	2.8605	2.00	2.00
May	3.348	5.24863	5.3705	2.69113	2.00	2.00
June	3.52675	5.49113	5.3705	2.79363	2.00	2.00
July	3.7105	5.47613	5.36916	2.80175	2.00	2.00
August	3.8805	5.408	5.63175	2.82113	2.00	2.00
September	4.0755	5.3805	5.23925	4.063	2.00	2.00*
October	4.2705	5.38113	4.90425	3.03675	2.00
November	4.4305	5.3805	5.14175	2.22738	2.00
December	4.54675	5.3705	4.713	2.00	2.00

*Through September 13, 2010

Disclaimer by Us, Holdings and the Calculation Agent

All information in this Term Sheet relating to 3 month LIBOR is derived from Bloomberg L.P..  Neither we nor Holdings nor the Calculation Agent has independently verified any such information.  Neither we nor Holdings nor the Calculation Agent shall have any responsibility for any error or omissions in the calculation and publication of 3 month LIBOR.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

HYPOTHETICAL EXAMPLES
Example 1

If, on a hypothetical interest determination date, 3 month LIBOR for the applicable interest reset date was 8.375%, the maximum interest rate on the hypothetical note was 6.00%, the minimum interest rate on the hypothetical note was 2.00%, the floating interest rate, for that interest payment period would be calculated as follows:

reference rate + 1.05% = floating interest rate
or
8.375% + 1.05% = 9.425%

      Since the floating interest rate of 9.425% is greater than the maximum interest rate of 6.00%, the interest payment for that hypothetical interest payment period would be calculated using the maximum interest rate of 6.00%, as follows:

$1,000 x 6.00% x 90 = $15.00
360

 In this hypothetical example, 3 month LIBOR was 8.375% and the floating interest rate was 9.425% but your return on the note for this hypothetical interest payment period would be limited to 6.00% because the maximum interest rate for any quarterly interest payment period cannot exceed 6.00%.

Example 2

If, on a hypothetical interest determination date, 3 month LIBOR for the applicable interest reset date were 0.15%, the maximum interest rate on the hypothetical note was 6.00%, the minimum interest rate on the hypothetical note was 2.00%, the floating interest rate, for that interest payment period would be calculated as follows:

reference rate + 1.05% = floating interest rate
or
0.15% + 1.05% = 1.20%

      Since the floating interest rate of 1.20% is less than the minimum interest rate of 2.00%, the interest payment for that hypothetical interest payment period would be calculated using the minimum interest rate of 2.00%, as follows:

$1,000 x 2.00% x 90 = $5.00
360

 In this hypothetical example, 3 month LIBOR was 0.15% and the floating interest rate was 1.20% but your return on the note for this hypothetical interest payment period would be equal to the minimum interest rate of 2.00% because the minimum interest rate for any quarterly interest payment period cannot be less than 2.00%.

Example 3

If, on a hypothetical interest determination date, 3 month LIBOR for the applicable interest reset date were 3.15%, the maximum interest rate on the hypothetical note was 6.00%, the minimum interest rate on the hypothetical note was 2.00%, the floating interest rate, for that interest payment period would be calculated as follows:

reference rate + 1.05% = floating interest rate
or
3.15% + 1.05% = 4.20%

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

      Since the floating interest rate of 4.20% is more than the minimum interest rate of 2.00% and less than the maximum interest rate of 6.00%, the interest payment for that hypothetical interest payment period would be calculated using the floating interest rate of 4.20%, as follows:

$1,000 x 4.20% x 90 = $10.50
360

 In this hypothetical example, 3 month LIBOR was 3.15% and the floating interest rate was 4.20% so your return on the note for this hypothetical interest payment period would be equal to the floating interest rate of 4.20% because the floating interest rate was not less than the minimum interest rate or greater than the maximum interest rate.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

DESCRIPTION OF NOTES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.  The term “Note” refers to each $1,000 principal amount of our Fixed to Floating Rate Notes due September 28, 2018 which are fully and unconditionally guaranteed by Holdings.

Principal Amount:	$[ ]

Proposed Settlement Date	September 30, 2010

Issue Price	100%

Maturity Date
September 28, 2018; provided that if such day is not a Business Day then such day will be the next following Business Day unless such day falls in the following month in which case it will be the preceding Business Day.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

London Business Day	Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Payment at Maturity
100% of the principal amount, plus if the holder at maturity was the holder of record on the record date for the Interest Payment Date falling on the Maturity Date, any interest payable on the Maturity Date.

Specified Currency	U.S. Dollars

CUSIP	78009KMG4

ISIN	US78009KMG49

Denominations	The Notes may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Notes	The Notes will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Notes, when and as they shall become due and payable, whether at maturity upon acceleration or redemption, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Determination Date	The second London Business Day preceding an Interest Reset Date.

Interest Reset Dates
The first day of each Interest Payment Period, commencing with the Interest Payment Period commencing one year following the Settlement Date of the Notes, provided that if an Interest Reset Date is not a Business Day, it will be postponed to the next succeeding Business Day.

Interest Payment Dates
The last day of each December, March, June and September beginning December 31, 2010, provided that if any such day is not a Business Day, then the Interest Payment Date will be the following Business Day unless such day falls in the following month, in which case the Interest Payment Date will be the preceding Business Day; provided further that the final Interest Payment Date shall be the Maturity Date.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

Interest Payment Periods
Quarterly commencing on and including the Settlement Date of the Notes and ending on but excluding the first Interest Payment Date, and each successive quarterly period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, provided that interest will be paid to and including the Maturity Date.

Interest Payment	For each $1,000 principal amount of Notes, the Interest Payment will be calculated for each quarterly Interest Payment Period as follows:

$1,000 × Interest Rate × 90
360

For the first 8 quarterly Interest Payment Periods the interest rate will be the Initial Interest Rate.  Thereafter the interest rate will adjust quarterly and be equal to the Floating Interest Rate.  Interest will be paid in arrears.

Interest Rate	The Calculation Agent will determine the Interest Rate per annum applicable to each Interest Payment Period on the immediately preceding Interest Determination Date based on the Interest Rate Formula.

Initial Interest Rate	5.00%.

Floating Interest Rate	Reference Rate + 1.05%, subject to the Maximum Interest Rate and the Minimum Interest Rate.

Maximum Interest Rate	6.00%

Minimum Interest Rate	2.00%

Interest Rate Formula	On each Interest Payment Date on or prior to September 30, 2012, the Initial Interest Rate of 5.00%.

On each Interest Payment Date after September 30, 2012, the Interest Rate per annum will be equal to the sum of (1) the Reference Rate and (2) 1.05%; provided that the Interest Rate will never be greater than the Maximum Interest Rate of 6.00% or less than the Minimum Interest Rate of 2.00%.  Interest will be computed ion the basis of a 360-day year consisting of twelve 30-day months.

Reference Rate
3 month USD-LIBOR-BBA. 3 month USD-LIBOR-BBA for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the day that is two London Banking Days preceding the relevant Interest Reset Date.  If that rate does not appear on the Reuters Screen “LIBOR01” the rate for that period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the floating rate option.

USD-LIBOR-Reference Banks
USD-LIBOR-Reference Banks means that rate determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London interbank market (referred to as “Reference Banks”) at approximately 11:00 a.m. London Time, on the day that is two London Banking Days preceding that Interest Reset Date to prime banks in the London interbank market for a designated period commencing on that Interest Reset Date and in a designated amount.  The Calculation Agent will request the principal London office of each of the Reference Banks

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

to provide a quotation of its rate. If at least two of those quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for loans in U.S. dollars to leading European banks for a designated period commencing on that Interest Reset Date and in a designated amount.

Designated Maturity	September 28, 2018.

Trustee	Wilmington Trust Company.

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Notes as may be necessary in order that the net payment of the principal of the Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Notes to be then due and payable.

Book entry
The indenture for the Notes permits us at anytime and in our sole discretion to decide not to have any of the Notes represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

UNITED STATES FEDERAL INCOME TAXATION

This section supplements the discussion in the Prospectus Supplement dated April 2, 2010 under the heading "United States Federal Income Taxation" and should be read in conjunction with that discussion.

The Notes will be OID Notes, as such term is defined in the Prospectus Supplement.  A portion of the interest will be considered to be "qualified stated interest" and the remainder will be considered to be "original issue discount" ("OID").  A U.S. holder will be required to include the OID in income as it accrues regardless of the U.S. holder's method of accounting.

Under the rules applicable to OID Notes, U.S. Holders generally will be taxed on less interest income than cash received when paid interest at the Initial Interest Rate but will be taxed on more interest income than cash received when paid interest at the Floating Rate.  Cash received in excess of the qualified stated interest and OID allocated to the accrual periods during which the Notes pay interest at the Initial Interest Rate will reduce the U.S. Holder's basis in the Notes.

Recent Tax Developments

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Prospective investors should consult their tax advisors regarding this legislation.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

USE OF PROCEEDS

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.  The issue price of the Notes includes the selling agents’ commissions (as shown on the cover page of this Term Sheet) paid with respect to the Notes and the cost of hedging our obligations under the Notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBS Securities Inc. (“RBSSI”) as agent for any offering of the Notes.  RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes.  We will pay RBSSI, in connection with sales of the Notes resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 2.25% of the initial offering price of the Notes.  RBSSI has informed us that, as part of its distribution of the Notes, it intends to reoffer the Notes to other dealers who will sell the Notes.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Notes, will purchase the Notes at an agreed discount to the initial offering price of the Notes.  RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount.  You can find a general description of the commission rates payable to the agents under “Plan of Distribution” in the accompanying Prospectus Supplement.

RBSSI is an affiliate of ours and Holdings.  RBSSI will conduct each offering of Notes in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this Term Sheet and the accompanying Prospectus Supplement and Prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Securities.  See “Use of Proceeds” above.

To the extent that the total aggregate face amount of the Securities being offered by this Term Sheet is not purchased by investors in that offering, one or more of our affiliates may agree to purchase a portion of the unsold Securities, and to hold such Securities for investment purposes.  See “Holdings of the Notes by our Affiliates and Future Sales” under the heading “Risk Factors.”

THE ROYAL BANK OF SCOTLAND N.V.
Fixed to Floating Rate Notes

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

ERISA and Section 4975 of the Code impose certain requirements on Plans and persons who are fiduciaries or “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code with respect to them. In addition, Non-ERISA Arrangements that are not subject to Section 406 of ERISA or Section 4975 of the Code may be subject to Similar Laws.  A fiduciary of a Plan should consider fiduciary standards under ERISA (or, in the case of a Non-ERISA Arrangement, any requirements under Similar Law) in the context of the particular circumstances of that Plan or Non-ERISA Arrangement before authorizing an investment in the Notes.  A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the Plan or Non-ERISA Arrangement.  In addition, a fiduciary should consider whether the acquisition of Notes may result in any non-exempt transactions prohibited by Section 406 of ERISA, Section 4975 of the Code, or any provision of Similar Law.  Each purchaser of the Notes and each fiduciary who causes any entity to purchase or hold a Note shall be deemed to have represented and warranted, on each day such purchaser holds a Note, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.